Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Indaptus Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Primary Offering of Securities:
Fees to Be Paid	Equity	Common Stock	457	(o)	—	—	—	—	—

Fees to Be Paid	Equity	Preferred Stock	457	(o)	—	—	—	—	—

Fees to Be Paid	Other	Subscription Rights	457	(o)	—	—	—	—	—

Fees to Be Paid	Debt	Debt Securities	457	(o)	$—	$—	$—	—	$—

Fees to Be Paid	Other	Warrants	457	(o)	—	—	—	—	—

Fees to Be Paid	Equity	Units	457	(o)	—	—	—	—	—

Fees to Be Paid	Unallocated (Universal) Shelf	(1)	457	(o)	$200,000,000	—	$200,000,000	0.0000927	$18,540

Fees to Be Paid	Total Registration Fee:				$200,000,000	N/A	$200,000,000	—	$18,540

Carry Forward Securities
Carry Forward Securities	—	—	—		—	—	—	—	—	—	—	—	—

	Total Offering Amounts						$200,000,000		$18,540
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due								$18,540

(1)	There is being registered hereunder an indeterminate number of shares of (a) common stock, (b) preferred stock, (c) subscription rights to purchase common stock, preferred stock or debt securities of the registrant (d) debt securities, (e) warrants to purchase common stock, preferred stock or debt securities of the registrant, and (f) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is also being registered hereunder an indeterminate number of shares of common stock, preferred stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $200,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $200,000,000 after the date hereof.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act.